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                                                                   Exhibit 10.24




May 12, 1993

Ray Bingham
11645 Southwest Military Lane
Portland, OR 97219

Dear Ray,

We are pleased to offer you the position of Executive Vice President and CFO reporting to me. Your salary will be paid at the annualized rate of $300,000. In this position you will become eligible for the Executive Bonus Program targeted at $200,000 annually. Actual bonus payment is based on company performance and your individual achievements and is payable in February of the following year. For 1993 we will guarantee a pro-rata share of the Executive Bonus at target, with upside based upon company and individual performance.

In addition, you will be issued an option to purchase 300,000 shares of Cadence Design Systems Common Stock, subject to approval by the Compensation Committee of the Board of Directors. Options are generally approved and granted every two weeks by the Compensation Committee at the average of the high and low market price of the Company's Common Stock on that date. Your options will vest 25% at the end of your first year of employment and monthly thereafter with full vesting occurring at the end of four years.

Please note that this offer is contingent upon receipt of positive reference checks by Cadence to be completed no later than Tuesday, May 18, 1993.

Cadence offers three weeks vacation and 11 paid holidays per year. We also provide a wide variety of health and welfare benefits through Cadence Compositions, our cafeteria style benefits plan. Under this plan, you will be able to choose from several different options in each benefit area including Medical, Dental, Vision, Life and Disability Insurance. You also have the option of enrolling in reimbursement accounts which allow you to pay for health and dependent care expenses on a pre-tax basis. (Enclosed is a "Benefits Portfolio" containing detailed information about all of our programs.)

Since joining Cadence will require you to relocate to the San Jose area, we will reimburse you for your relocation expenses outlined in our summary, a copy of which is attached for your information. Please contact Mary Dyer at (408) 894-3436 for assistance in the relocation process. If you voluntarily terminate prior to 12 months after initially reporting to Cadence, all reimbursements and/or payments for relocation will become immediately due and payable to Cadence according to the following schedule:

                          1-90 days after reporting                 100%
                          91-180 days after reporting                70%
                          181-365 days after reporting               40%
                          after 1 year                                0%

In accordance with the Immigration Reform and Control Act of 1986, you must be a United States citizen, or have authorization to work in the United States. In either case, verification is required before you can be placed on the Cadence payroll.





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We wish to remind you that Cadence has a policy of non-disclosure to anyone within our company of any confidential and/or proprietary information regarding your current employer and/or anyone else with whom you have signed a non-disclosure or similar agreement.

While we hope and expect that this will be the beginning of a long and rewarding employment relationship, you are not being promised any particular term of employment and you should be aware that either you or Cadence may terminate the employment relationship at any time for any reason. No one at Cadence is empowered, unless specifically authorized in writing by the Board of Directors, to make any promise, expressed or implied, that employment is for any minimum or fixed term or that cause is required for the termination of the employment relationship. In the first year of employment, if you are terminated by Cadence for reasons other than "cause", Cadence will provide you severence at your current base salary, including medical benefits and stock vesting for one year from the date of termination notification. This severence agreement shall terminate in the event that you take a new position with an electronic design automation company that is a direct competitor with our then current tools and technologies.

Ray, I am confident that you will quickly become a key contributor. Your experience and our needs are a great match! For various reasons, offers of employment remain open for a short period of time. Unless otherwise notified, this offer will expire on May 28, 1993.

Please return a signed copy of this offer letter and the Employee Profile in the enclosed envelope and retain the original offer letter for your files. If you have any questions, please feel free to call me. I can't wait to get going!


Sincerely,

/s/ Joseph B. Costello


Joseph Costello
President and CEO


Enclosures:      Cadence Compositions
                 Employee Profile
                 Relocation Summary

                                     XXXXXX

This is to verify my acceptance of the above stated offer:



/s/ Ray Bingham                                                 May 12, 1993
Ray Bingham                                                         Date


June 14, 1993
Starting Date





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